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Exhibit 16.1


[Letterhead of Malone Bailey PLLC]

May 15, 2004



Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549


Dear Sir or Madam:

We have read Item 4(a) of the Form 8-K of Network USA, Inc., dated May 15, 2004, and agree with the statements regarding our firm. We have no basis to agree or disagree with other statements made by the Registrant therein.


Yours very truly,

/s/ Malone Bailey, PLLC.

Malone Bailey PLLC